Exhibit 99.1

Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer, Chief Operating Officer	Vice President Finance, Treasurer
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
Second Quarter 2005 Operating Results
     MINNEAPOLIS — (BUSINESS WIRE) — August 16, 2005 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today reported second quarter and year-to-date operating results.
     Net sales for the second quarter ended July 30, 2005 increased 5.6% to $58.4 million compared to $55.3 million for the same period last year. Comparable store sales increased 8.7% compared to an increase of 11.0% in the same period last year.
     Wilsons Leather reported a net loss for the 2005 second quarter of $14.0 million, or $0.36 per basic and diluted share. This compares to a net loss for the 2004 second quarter of $30.4 million, or $1.14 per basic and diluted share. Included in the results for the 2004 second quarter is a net loss of $8.2 million, or $0.31 per basic and diluted share, primarily related to lease termination costs and fixed asset write-offs related to the closing of 111 stores and other restructuring costs. Net loss for the 2004 second quarter, when adjusted to remove the $8.2 million in charges related to store closings and restructuring, was $22.2 million, or $0.83 per basic and diluted share.
     Year-to-date sales decreased 6.8% to $142.7 million compared to $153.1 million for the same period last year. Sales for the prior year-to-date period included approximately $20.8 million in liquidation sales resulting from the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores. Comparable store sales for the six-month period increased 12.8% compared to an increase of 3.1% in the same period last year. Comparable store sales for the prior year-to-date period do not include sales from stores that were liquidated.
     The net loss for the current six-month period was $17.8 million, or $0.46 per basic and diluted share. This compares to a net loss of $57.2 million, or $2.42 per basic and diluted share, in the first half of 2004. Included in the results for the 2004 fiscal year is a net loss of $22.4 million, or $0.95 per basic and diluted share, related to the transfer of inventory to an independent liquidator in conjunction with the closing of 111 stores, lease termination costs and fixed asset write-offs and other restructuring costs. Net loss for the 2004 fiscal year, when adjusted to remove the $22.4 million in charges related to store closings and restructuring, was $34.8 million, or $1.47 per basic and diluted share.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

     A reconciliation of the operating loss, net loss and basic and diluted loss per share for the 2004 periods with and without the charges related to the 2004 restructuring appears in an accompanying table. Operating loss, net loss and basic and diluted loss per share excluding these restructuring charges are measures of performance that are not defined by U.S. generally accepted accounting principles (“GAAP”) and should be viewed in addition to, and not in lieu of, the operating loss, net loss and basic and diluted loss per share as reported on a GAAP basis.
     Michael Searles, Chairman and Chief Executive Officer, commented, “We are pleased with our improved operating performance during the second quarter of 2005. After adjusting for our 2004 restructuring efforts, we reduced our net loss during the second quarter by 37.0% when compared to last year. Sales during the quarter were strong across the board. The men’s division was up 10.1%, women’s was up 7.5%, and accessories increased 8.6%.”
     “Gross margin rates for the quarter also improved significantly. The increase in margin rates was primarily driven by higher initial markups, fewer markdowns and lower delivery costs. We will continue to concentrate on executing strategies to ensure success during the ever important holiday selling season,” said Searles.
     Searles concluded by commenting on the accessory expansion test that the Company launched on August 1, 2005. “While fall garment sales are off to a sluggish start due to extremely warm weather over most of the country, our Mall accessory business has been very strong. Mall accessory comparable store sales are up 21.0% August month-to-date, resulting in a comparable store sales increase in the mid-single digit range for the Mall channel. However, Outlet traffic has been significantly impacted by the weather and, as a result, comparable store sales are down in this channel. As a result of the Outlet performance, we anticipate that August comparable store sales will be a decrease in the low to mid-single digit range. We expect continued strong accessory performance and an increase in garment sales as the fall season progresses,” said Searles.
About Wilsons Leather
Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of July 30, 2005, Wilsons Leather operated 429 stores located in 45 states, including 305 mall stores, 109 outlet stores and 15 airport stores. The Company regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements, and relate to, among other things, expected results of operations and operating performance, comparable store sales, sales by category and expected demand for the Company’s products. Factors that could cause actual results to differ include: changes in customer shopping patterns; competition in our markets; uncertainty in general economic conditions; our inability to effectively respond to changes in fashion trends and consumer demands; failure of results of operations to meet expectations of research analysts; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; risks associated with our debt service; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; the sale into the market of the shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our equity financing; concentration of our common stock; volatility of the market price of our common stock; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; interruption in the operation of our corporate offices and distribution center; and the sale into the market of our common stock by existing shareholders, including shares issuable upon exercise of outstanding vested options. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
###

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 30,	January 29,	July 31,
	2005	2005(1)	2004(2)
	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,263	$48,821	$20,609
Accounts receivable, net	2,829	3,643	2,996
Inventories	81,451	86,059	77,917
Prepaid expenses and other current assets	6,106	3,246	7,036

TOTAL CURRENT ASSETS	118,649	141,769	108,558

Property and equipment, net	42,338	44,606	50,338
Other assets, net	1,891	2,205	2,530

TOTAL ASSETS	$162,878	$188,580	$161,426

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,825	$17,697	$15,681
Notes payable	—	—	490
Current portion of long-term debt	—	5,000	8,625
Accrued expenses	18,005	22,959	19,075
Liabilities of discontinued operations	—	—	219
Income taxes payable	2,839	4,307	3,521
Deferred income taxes	5,585	5,585	8,203

TOTAL CURRENT LIABILITIES	47,254	55,548	55,814

Long-term debt	20,000	20,000	25,000
Other long-term liabilities	17,861	17,925	19,237
Total shareholders’ equity	77,763	95,107	61,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$162,878	$188,580	$161,426

1.	Derived from audited consolidated financial statements.

2.	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.
Note: The Company’s inventories are determined by the retail method on the last-in, first-out (“LIFO”) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of July 30, 2005, January 29, 2005, or July 31, 2004.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	July 30,	July 31,
	2005	2004(1)
NET SALES	$58,417	$55,330
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	44,989	45,636

Gross margin	13,428	9,694

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	24,568	33,646
DEPRECIATION AND AMORTIZATION	3,581	4,539

Operating loss	(14,721)	(28,491)
INTEREST EXPENSE, net	683	1,953

Loss before income taxes	(15,404)	(30,444)
INCOME TAX BENEFIT	(1,411)	—

Net loss	$(13,993)	$(30,444)

BASIC LOSS PER SHARE:
Basic and diluted loss per share	$(0.36)	$(1.14)

Weighted average shares outstanding — basic and diluted	38,996	26,698

1.	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the year-to-date period ended
	July 30,	July 31,
	2005	2004(1)
NET SALES	$142,746	$153,081
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	103,933	121,454

Gross margin	38,813	31,627

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	49,372	61,755
DEPRECIATION AND AMORTIZATION	7,292	22,411

Operating loss	(17,851)	(52,539)
INTEREST EXPENSE, net	1,346	4,697

Loss before income taxes	(19,197)	(57,236)
INCOME TAX BENEFIT	(1,411)	—

Net loss	$(17,786)	$(57,236)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.46)	$(2.42)

Weighted average shares outstanding — basic and diluted	38,949	23,693

1.	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of the GAAP operating loss, net loss and loss per basic and diluted share to the adjusted operating loss, net loss and loss per basic and diluted share:

	For the three months ended July 31, 2004
			Loss per basic
	Operating loss	Net loss	and diluted share
As reported	$(28,491)	$(30,444)	$(1.14)
Restructuring and other charges (1)	8,219	8,219	0.31

Adjusted	$(20,272)	$(22,225)	$(0.83)

(1)	Includes $8.2 million related primarily to lease termination costs and asset write-offs related to store closings and other restructuring charges.

	For the year-to-date period ended July 31, 2004
			Loss per basic
	Operating loss	Net loss	and diluted share
As reported	$(52,539)	$(57,236)	$(2.42)
Restructuring and other charges (1)	22,397	22,397	0.95

Adjusted	$(30,142)	$(34,839)	$(1.47)

(1)	Includes $22.4 million related primarily to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, lease termination costs, accelerated depreciation, and asset write-offs related to store closings, and other restructuring charges.